                                                                    EXHIBIT 99.1

                              COMPANY PRESS RELEASE

Aspec Technology Completes Acquisition of Inbox Software

Strategic Acquisition Charts New Course For Aspec

SUNNYVALE, Calif.--(BUSINESS WIRE)--Dec. 17, 1999--Aspec Technology, Inc. (Nasdaq:ASPC), provider of advanced software solutions which dramatically increase design productivity, announced it has completed its acquisition of Inbox Software, Inc. (Inbox). Inbox is a provider of Internet-based, business-to-business, content management software solutions for enterprises and their Internet-connected manufacturing supply chains. Inbox's software improves the ability of manufacturing supply chains to communicate and collaborate on new product designs and product changes. Under the terms of the agreement all of the issued and outstanding shares of capital stock of Inbox were exchanged for $7.64M cash and 2.4M shares of Aspec common stock. Inbox's current management team has transitioned to Aspec. The acquisition will be accounted for as a purchase business combination.

"The strategic acquisition of Inbox Software is a further step in the transformation of Aspec Technology," stated Mike Carroll, president and CEO of Aspec. "This has been a year of new beginnings for the Company. It became apparent earlier this year that the `free' libraries under the royalty model introduced last year by our competitors could not sustain or grow the Company. We needed to diversify our business and the best way to leverage our knowledge and experience in silicon process, design methodology and Electronic Design Automation (EDA) tool expertise was to address current gaps in design technology with Silicon Intelligent(TM) EDA design tools that increase design productivity. We are very excited about our new suite of Silicon Intelligent EDA tools from Chip & Chip, Verilux and Novo Systems, and our relationship with Sun Microsystems."

Improved electronic design tools are only part of the solution to achieving significantly increased productivity gains in the design process. Potentially greater gains in productivity and time-to-market can be achieved through the automation and management of the actual design and product process from initial product development to end of life. Inbox's software gives Aspec this capability along with business-to-business Internet based supply chain management. For example, an Engineering Change Order (ECO) for a product modification can be automatically routed on a real-time basis through an integrated work flow approval process. It is then instantly communicated over the Internet to the electronic "Inbox" of the manufacturing organization, which may be a separate company located anywhere in the world, along with other companies in the supply chain. Manufacturing and supply chain partners can access this ECO and all other product information in its "Inbox" including all attached drawings, documents and images where the change is highlighted along with the complete revision history of the product. All action and response is instantly communicated, monitored, logged and escalated as needed. This information can then be interfaced to the customers Enterprise Resource Planning (ERP) system. All product specifications, revisions, documents, action items and files are organized, stored electronically, and are then cataloged and made retrievable. The end result is that time to market and the cost of product rework and recalls is greatly reduced and ISO 9000 compliance is assured.

"The explosive demand for Internet-delivered, easily manageable, business-to-business solutions opens exciting opportunities for Aspec and our customers," stated Carroll. "The e-commerce supply chain management software tools of Inbox have applications beyond our current high technology customers and address a much larger market of midsize to Fortune 500 manufacturing companies. Inbox has had success penetrating this larger market including sales to a billion dollar manufacturing company as well as a large medical device company. The advantage of the Inbox software is its combination of flexible applications and a revolutionary components-based workflow technology, which allows companies to bring our software online faster, for a much lower price than our competitors. Our goal is to rapidly increase this market penetration on a global basis."

About Aspec Technology

Aspec Technology, Inc. (Nasdaq: ASPC) is a provider of advanced software solutions, which dramatically increase design productivity. Aspec's Silicon Intelligent(TM) Electronic Design Automation (EDA) tools address key deep submicron design and verification problems for complex Integrated Circuits (IC) and systems. Aspec's Inbox Software provides Internet-based, business-to-business, content management software solutions which shorten time-to-market by managing product content and the business processes required to deliver and maintain content throughout the product lifecycle -- from concept to end-of-life. Aspec is located at 830 East Arques Avenue, Sunnyvale, CA 94086. More information is available at www.aspec.com.

About Inbox Software

Inbox products provide fully automated solutions for the mission-critical, business-to-business, e-commerce supply chain management process. The company makes Internet-based product content management software with integrated workflow and immediate, ease-of-use functionality. Inbox's products are the first enterprise-class solutions for automating the product change process for both large and mid-tier companies. The company's goal is to set a new standard for functionality, flexibility and ease-of-use enabling their customers to transform the product change process into a highly optimized, value-added business system. More information is available at www.inbox.com (http://www.inbox.com).

This news release contains forward looking statements related to Aspec which are based on current expectations that includes statements regarding the Company's future expectations, beliefs, hopes, intentions and strategies. These forward-looking statements may involve substantial risks and uncertainties. Actual results and developments therefore may differ materially from those described in this release. For more information about Aspec and risks arising when investing in Aspec, you are directed to Aspec's most recent reports on Form 10-Q and registration statement on Form S-1 as filed with the United States Securities and Exchange Commission.

Contact:

       Aspec Technology
       Douglas Klint, 408/774-2199
       dklint@aspec.com (mailto:dklint@aspec.com)
       or
       Media Contact
       Shelton Communications Group
       Katie Olivier, 972/239-5119
       kolivier@sheltongroup.com (mailto:kolivier@sheltongroup.com)